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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2008

Dear Fellow Shareholder:

        Your vote by proxy or in person at the May 8, 2008 Hexcel Corporation ("Hexcel") Annual Meeting is very important. Despite the extraordinary returns we have delivered over the last five years, a disruptive and unnecessary proxy contest has been launched by the hedge fund OSS Capital Management LP ("OSS"). OSS is attempting to remove three of Hexcel's highly-qualified directors and, under the guise of "good corporate governance," replace them with three nominees hand-picked and retained by OSS. This contest comes despite a thoughtful, thorough review of the OSS nominees by Hexcel and our offer to accept one of their nominees as discussed below.

        With the active participation and support of the Hexcel Board of Directors ("Board"), we are showing tangible, positive results from our focused growth strategy. Furthermore, we believe that we have taken the actions necessary to position ourselves for the future without unnecessarily sacrificing near-term shareholder interests. We believe strongly that our proposed nominees for the Board are the right nominees for you, the Hexcel shareholder.

        Now, more than ever, your vote counts. The enclosed GOLD proxy card gives you an opportunity to support your Company's strategy for extending our outstanding record of providing value to shareholders by voting to re-elect your Board. Please vote the GOLD proxy card today.

        We want you to understand the facts before you make your decision.

HEXCEL HAS CONSISTENTLY IMPROVED ITS FINANCIAL PERFORMANCE OVER THE PAST FIVE YEARS

        The Board has overseen tremendous progress during the past five years, as demonstrated by consistent growth in the business, improved profitability and a strengthened financial position.

  •
  During the last five years, we have grown sales by an average of 13% per year and adjusted operating income by an average of 31% per year (25% per year on a GAAP basis; see Exhibit A for the reconciliation of the GAAP to the non-GAAP measures).

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  This progress was made despite significantly higher investments in research and technology ("R&T") for the development of new products and advanced composite systems for the next generation of aircraft and wind turbines, as well as breakthrough developments in manufacturing processes and an unprecedented capital expansion program to support the future.

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  We have significantly enhanced our productivity and efficiency. In 2001, we had approximately $1 billion in sales and more than 6,000 employees. In 2007, we had nearly $1.2 billion in sales, and approximately 4,100 employees. We have been committed to expanding margins through a continuous series of efficiency initiatives. Our sales per employee have improved quarter after quarter, in good times and bad.

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  Our adjusted operating margin has improved to 11.5% in 2007 from 6.2% in 2003 (or improving from 6.4% to 9.8% on a GAAP basis), despite a declining dollar exchange rate over that period that took 120 basis points away from our gains. But we are not satisfied. As previously communicated, we have targeted a total Company operating margin of 15% by 2010 despite the large investment required in R&T and capital spending necessary to fuel our growth and maintain our market position.

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  In 2007, we generated a Return on Invested Capital(1) (or ROIC, which we believe is a better measure to compare businesses with different capital demands) of 12.5%. This is higher than the Aerospace/Defense Products and Services Index(2) of 10.9%.

(1)
The Company defines ROIC as EBIT*(1—Tax Rate)/(Average Shareholders' Equity + Average Net Debt)

(2)
Represents the Hemscott General Aerospace/Defense Products and Services Index, as provided by Hemscott

•
We are facing the future from a position of financial strength. We've reduced net debt over 50% from $675 million in 2001 to under $300 million in 2007, and our leverage ratio has dropped from over 6 times to under 2 times.

        These significant accomplishments have been recognized by the marketplace in a share price that has increased more than 600% in the past five years.

*
Represents the Hemscott General Aerospace/Defense Products and Services Index, as provided by Hemscott

HEXCEL IS POSITIONED TO LEAD THE INDUSTRY IN THE GROWTH OF COMPOSITES IN AEROSPACE AND WIND

        In the last 18 months, we implemented critical elements of our Board-approved, long term strategic plan. This included the successful exit from non-core weaving businesses, such as in electronics and ballistics, to focus entirely on composites, and a major organizational restructuring to move from three business units to one. Hexcel is now a more focused, streamlined business with compelling growth prospects and a sustainable competitive advantage in each of our three major markets that we expect will yield consistent earnings growth. As a result of our efforts to invest in a more focused way, Hexcel:

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  Has the right products—We anticipated the advanced design requirements of our customers and steadily increased our investment in R&T to ensure we have the right products to help our customers fulfill the dream of an "all composite" aircraft and products that dramatically improve productivity in the manufacture of wind turbine blades.

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  Has the ability to scale up to meet demand—We have developed an infrastructure and a modular manufacturing system that will allow us to grow with our customers in an orderly fashion. Our newest "central mix and satellite" prepreg system and production process has been deemed best in class by two of our biggest customers.

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  Has improved its financial condition—Our improved capital structure has provided us with a solid platform to further develop long term, high value relationships with our customers while also giving us the flexibility to invest in our future growth.

        In short, we believe Hexcel is well-positioned for future growth as a recognized leader in its field, capable of leveraging the rising demand for our products in the marketplace. By continuing to execute our plans, we believe that we will create additional shareholder value for the long term.

        To date, OSS has not offered any specific plan for improving Hexcel's business. Instead, OSS has simply concluded that the addition of their three new directors would somehow improve the Company.

HEXCEL HAS A STRONG, INDEPENDENT BOARD AND IS A MODEL FOR GOOD CORPORATE GOVERNANCE

        Hexcel has an independent and well balanced Board. Our highly qualified directors bring a wide range of relevant operational, technical, financial and global industry expertise, and the Board is committed to adhering to the highest corporate governance standards. Our commitment to corporate governance is also reflected in our governance scores from Institutional Shareholder Services ("ISS"). According to the ISS governance scorecard, updated as of March 18, 2008, Hexcel outperformed 99.6% of the companies in the Russell 3000 index and 99.5% of the companies in the capital goods industry peer group.

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  Our established nominee search process conducted by the Nominating Committee and the Board has led to the addition of six new directors in the last three years who brought particularly relevant experience and skills to the Board.

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  Nine of our ten directors are independent.

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  Each key Committee of the Board is entirely independent.

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  The Board of Directors is elected annually.

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  The Company does not maintain a "poison pill."

HEXCEL'S BOARD IS RESPONSIVE TO SHAREHOLDERS

        Hexcel's management and Board have always been committed to being responsive to all of Hexcel's shareholders. In particular, the Board has attempted to be responsive to OSS's demands:

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  Last spring, management and then the Board met personally with OSS's representatives to hear their concerns, and the Board gave and continues to give careful consideration to the concerns that OSS articulated, as it would to any of its shareholders.

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  In the fall, as the Nominating and Governance Committee was beginning a search for a candidate to replace a director whose retirement was pending, OSS demanded no fewer than three Board seats (as a holder of only 5.5% of the Company's common stock). The candidates named by OSS did not meet the criteria being sought for the Board, but nevertheless, the Nominating Committee included the OSS candidates in its normal thorough and fair process to determine the most-qualified and best-suited director candidates for election to the Board of Directors.

  •
  After the completion of a three-month review and evaluation process, the Board offered to expand its size to 11 directors and to nominate one of the OSS candidates for election to the Board. At the same time, the Board asked OSS to meet with and consider a very highly qualified candidate that the Nominating Committee had identified to replace the retiring director. We reference a copy of our letter to OSS dated February 19, 2008 (attached).

  •
  Within two hours of receiving the Company's offer, OSS rejected this proposed solution and decided to pursue its own agenda to elect three of its hand-picked nominees to the Board.

        The Board and management are working hard every day to make Hexcel a strong, competitive and well-managed Company. We are dedicated to our customers, employees and especially to you, our shareholders. We are proud of the returns we have provided to our shareholders and our goal is to continue to create shareholder value. We respect OSS's right as a shareholder to express its opinions regarding Hexcel and we will keep an open mind. We listen to reasonable shareholder demands, and we take them seriously. However, after careful consideration, we do not believe that OSS is acting in your best interests and we urge you to vote on the GOLD card for our Directors at the upcoming annual meeting.

        Thank you for your continued loyalty and support.

VOTE FOR THE HEXCEL DIRECTORS ON THE GOLD CARD AT THE ANNUAL SHAREHOLDER MEETING

Sincerely yours, on behalf of the Board of Directors,

David E. Berges
Chairman of the Board and Chief Executive Officer

IMPORTANT!
•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed GOLD proxy card.
•	Please vote each GOLD proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any White proxy card sent to you by OSS.
•
Even if you have sent a White proxy card to OSS, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed GOLD proxy card in the enclosed envelope.
•	If your shares are registered in your own name, please sign, date and mail the enclosed GOLD proxy card in the postage-paid envelope provided today.
•
If your shares are held in the name of a brokerage firm or bank nominee, please sign, date and mail the enclosed GOLD proxy card in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.
If you have any questions on how to vote your shares, please call our proxy solicitor: MORROW & CO., LLC AT (800) 607-0088

Exhibit A

Reconciliation of GAAP to non-GAAP measures

        The Company's performance measures include operating income adjusted for non-recurring operating expense and business consolidation and restructuring expenses which are non-GAAP measures. The following is a reconciliation of the GAAP to non-GAAP amounts.

	Fiscal Year Ending December 31
$ millions
	2003	2004	2005	2006	2007
GAAP Operating Income(1)	$46.8	$62.1	$84.3	$103.4	$114.9
Business Consol & Restructuring Exp.	3.9	2.5	2.9	9.9	7.3
Litigation Settlements/Legal Fees	—	7.0	18.4	—	—
Gain on Sale of Assets	(2.2)	(4.0)	(1.4)	—	—
FAS 123R Expense(2)	(3.4)	(3.5)	(3.4)	—	—
Transaction Costs(3)	—	1.1	1.0	1.2	—
Other Operating Expense(4)	—	—	—	—	12.6

Non-GAAP Operating Income	$45.1	$65.2	$101.8	$114.5	$134.8

Non-GAAP Operating Income % of sales	6.2%	7.8%	10.6%	10.9%	11.5%

Note:

(1)
Excludes Architectural and EBGI businesses as now classified as discontinued operations.

(2)
The Company adopted FAS 123R as of January 1, 2006. Prior years have been adjusted to reflect stock compensation expense as if it was adopted on January 1, 2003.

(3)
Costs for secondary filing.

(4)
Other operating expenses include $9.4 million of expense related to partial settlement of US Pension and $3.2 million associated with the impairment of purchased technology and fixed assets.

February 19, 2008

Mr. Oscar S. Schafer
Managing Partner
O.S.S. Capital Management LP
598 Madison Avenue
New York, NY 10022

Dear Oscar:

        On behalf of Hexcel's Board of Directors, I am writing to advise you that our Nominating and Corporate Governance Committee has recently completed its evaluation process and the full Board of Directors has met to discuss the nomination of directors for election to the Board at the 2008 Annual Meeting of Shareholders.

        Although the Nominating Committee did not think that your request for early election of your three candidates to the Board was appropriate, we did agree to meet with and consider the candidates as we deliberated on the proper size and composition of the Board. Over the last three months, the Nominating Committee conducted a thorough review of the director candidates you proposed, as well as several other potential director candidates. Upon completion of this evaluation process, and in order to reach a suitable settlement agreement, the Nominating Committee and the Board have concluded that one of your candidates, Mr. Edward Blechschmidt, has the necessary experience, skills and other attributes that potentially could be beneficial to the Board at this time. In addition, the Nominating Committee has identified an outstanding candidate we think you would agree would add critical skills to the Board. We would ask you to support his inclusion on the Board's slate of directors for the 2008 Annual Meeting to replace H. Arthur Bellows, who is retiring this year.

        The Board had previously guided the Nominating Committee to identify a replacement director with strong technical qualifications related to Hexcel's businesses, with particular focus on capital intensive process manufacturing. The advancement of Hexcel's carbon fiber technology and the implementation of a well planned and executed capital investment program are seen as crucial to the long term success of the company. The candidate identified by the Nominating Committee is an MIT-trained PhD in Material Science and Engineering with a career in large scale chemical and engineered materials companies. He has significant executive experience, including having served as a president and chief executive officer of a leading specialty chemicals company, as well as president and chief technology officer in the fibers, advanced materials and chemicals divisions of a large diversified industrials company. We believe that this candidate's background would address both the defined needs of the Board and also provide the operational and technical expertise necessary to address the operational performance you perceive to be lacking. We would welcome the opportunity for you to meet this candidate so that you can confirm his outstanding credentials and qualifications.

        In the interest of avoiding what undoubtedly would be a costly and disruptive proxy contest, which would not be our preferred course of action, we are prepared to expand the size of the Board immediately by adding Mr. Blechschmidt. We would nominate Mr. Blechschmidt and the other candidate identified by the Nominating Committee to replace Mr. Bellows for election to the Board at the 2008 Annual Meeting. We will also allow Mr. Blechschmidt to select the board committee(s) on which he believes he could add the most value. If you find our proposal acceptable, I will ask our counsel to prepare an appropriate settlement agreement, which will set forth the Board composition arrangements, as well as a customary standstill agreement for this shareholders' meeting and, assuming Mr. Blechschmidt is re-nominated, next year's meeting.

        If you accept this proposal, and all of the Board's nominees, including Mr. Blechschmidt, are elected at the 2008 Annual Meeting, the Board will consist of one management director and 10 independent directors with strong operational and leadership experience, and technical capabilities in our industry.

        We would appreciate hearing your response as soon as possible.

Regards,

Sandra L. Derickson
Chair, Nominating and Corporate Governance Committee

cc: Board of Directors

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  Exhibit A
Reconciliation of GAAP to non-GAAP measures